Exhibit 10.25

Relmada Therapeutics, Inc.

Confidential

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into on June 12, 2017 (the “Effective Date”) by and between Relmada Therapeutics, Inc., a Nevada corporation with a business address at 275 Madison Avenue, Suite 702, New York, NY 10016, U.S.A. (“Relmada” or the “Company”), and Maged Shenouda (“Consultant”).

WHEREAS, Relmada desires that Consultant provide consulting services to assist Relmada with financial matters, the development of the Company’s products, and other matters that be requested by the Company (collectively referred to as the “Services”).

WHEREAS, Consultant has the requisite knowledge and experience to provide the Services;

NOW, THEREFORE, Relmada and Consultant agree as follows:

1.	Activities. The Services shall be conducted according to the scope set forth herein.

2.	Project Materials and Consultant Services.

2.1	Relmada will from time to time provide Consultant with access to product information and documents, as well as reports and experimental data and other information, so as to enable Consultant to provide the Services.

2.2	Consultant agrees to communicate to Relmada, its designees, successors, legal representatives or assigns, any facts or other information known to Consultant relating to the Services.

3.	Reasonable Efforts. Consultant agrees to use all reasonable efforts to provide the Services required under this Agreement within a reasonable time period. Consultant shall perform Services conscientiously and in a professional manner, and devote his best efforts and abilities thereto. Consultant shall observe all policies and procedures of the Company, and such other directives as may be promulgated from time to time by the Company’s officers or board of directors.

4.       Payments and Expenses

4.1.	Service Fee. In consideration of the Services to be performed under this Agreement, Relmada shall provide compensation to Consultant for his activities hereunder in the amount of Ten Thousand dollars per month (US $10,000/month) (“Service Fee”).

4.2.	Expenses. In addition to the Service Fee referenced in paragraph 4.1 above, Relmada will reimburse Consultant for reasonable and customary travel, lodging and out-of-pocket expenses incurred, in each case at Relmada’s written request, in connection with the performance of the Services, and in accordance with the terms and conditions set forth herein. For up to $2,500, Relmada will not be liable for payment of any travel, lodging or out-of-pocket expenses incurred by Consultant without the prior written authorization of Relmada.

Relmada-Consulting Agreement	Page 1 of 4

Relmada Therapeutics, Inc.

Confidential

5.	Independent Contractor. Consultant’s relationship to Relmada under this Agreement shall be that of an independent contractor and not an agent, joint venturer, or partner of Relmada. Consultant will be responsible for all applicable federal, state and local withholding taxes and unemployment taxes, as well as social security, state disability insurance, workers’ compensation and all other payroll charges payable to, or on behalf of, Consultant.

6.	Effective Date and Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for one year (1) thereafter unless earlier terminated pursuant to Section 7.

7.	Termination. The Company and Consultant each shall have the right to terminate this Agreement upon 15 days prior written notice to the party.

8.	Data and Reporting. All written materials, comments, critiques, conclusions, data, analyses, models, graphs, equations, statistical methodologies and other relevant information generated or utilized by Consultant during and pursuant to performing the Services will be promptly and fully disclosed to Relmada, and shall be freely usable in all respects by Relmada consistent with good business judgment and in Relmada’s sole discretion. Subject to the provisions of Paragraph 9 below, Consultant shall be free to maintain a single archival copy of all materials generated by Consultant and related to the Services.

9.	Confidential Information.

9.1	“Confidential Information” means all information provided by or on behalf of Relmada to Consultant or generated by Consultant during and pursuant to performing the Services hereunder, whether in written or oral form.

9.2	Consultant shall use the Confidential Information solely for the purpose of performing the Services pursuant to this Agreement. Consultant shall keep all Confidential Information in confidence, and shall not disclose the Confidential Information to anyone. Consultant shall not disclose any Confidential Information (including through lecture, presentation, manuscript, abstract, poster or any other publication) without prior written authorization from Relmada. This provision shall remain in effect for five (5) years following the termination of this Agreement.

Relmada-Consulting Agreement	Page 2 of 4

Relmada Therapeutics, Inc.

Confidential

9.3	Specifically excepted from the definition of Confidential Information is all information that:

a)	is already known by Consultant at the time of disclosure by Relmada as demonstrated by prior written records, and that is not the subject of a separate confidentiality agreement between Relmada and Consultant; or

b)	is already available or becomes available in print or other tangible form to the public through no fault of the Consultant;

c)	is received by the Consultant from a third party who has the right to disclose it, and who did not receive it, directly or indirectly, from Relmada; or

d)	is independently developed by Consultant without use of, reference to or reliance on in any manner whatsoever the Confidential Information or any information that is the subject of a separate confidentiality agreement between Relmada and Consultant.

10.	Intentionally left blank.

11.	Indemnification. Company shall indemnify the Consultant for all costs, fees (including reasonable attorney’s fees), expenses, losses and other damages arising from this Agreement. The Company agrees that you will also be entitled to any and all rights to contribution, advancement of expenses, defense or indemnification you may have under the Indemnification Agreement between you and the Company as a director, and the indemnification provisions of Company bylaws.

12.	Modification. Any alteration, modification, or amendment to this Agreement must be in writing and signed by both parties.

13.	Applicable Law. This Agreement will in all respects be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of New York. The parties further agree that any action or proceeding arising out of or in connection with this Agreement will be venued in a federal or state court of appropriate venue and subject matter jurisdiction located in the State of New York. Each party hereto irrevocably consents to the personal jurisdiction of the courts in the State of New York.

14.	Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision, or condition, or of any other term, provision or condition of this Agreement.

15.	Entire Agreement. This Agreement, together with all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter contained herein. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter contained herein. This Agreement and the rights and obligations set forth herein may not be modified, amended or waived, whether in whole or in part, except by a writing signed by both parties. This Agreement does not supersede any rights or other agreements that Consultant may have as a Board member.

Relmada-Consulting Agreement	Page 3 of 4

Relmada Therapeutics, Inc.

Confidential

WHEREFORE, the parties hereto place their hands and seals:

Maged shenouda	RELMADA THERAPEUTICS, INC.

/s/ Maged Shenouda	By:	/s/ Sergio Traversa
CEO

Date Executed: June 12, 2017		Date Executed: June 12, 2017

Relmada-ConsultingAgreement	Page 4 of 4